FOURTH LEASE AMENDMENT

THIS FOURTH LEASE AMENDMENT (this "Fourth Amendment") is made and entered into as of ~~September~~ October 31st, 2022 by and between SADDLE LANE REALTY, LLC, a Pennsylvania limited liability company ("Landlord") and INTERPACE DIAGNOSTICS CORPORATION, a Delaware corporation ("Tenant").

WITNESSTH:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated March 31, 2017, as amended by that certain First Lease Amendment dated September 26, 2017, that certain Second Lease Amendment dated March 15, 2018 (the "Second Amendment"), and that certain Third Lease Amendment dated February 22, 2019 (the "Lease"),[1] for 20,000 leasable square feet located on the third and fourth floors of the building (the "Building") known as 2515 Liberty Avenue, Pittsburgh, Pennsylvania 15222;

WHEREAS, the parties seek to amend the Lease as more particularly described herein.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:

1. **Option Exercise**. In accordance with Section 3.D of the Lease (as amended by the Second Amendment), Tenant hereby irrevocably exercises its first option and right to extend the term of the Lease so that the Term of the Lease shall be extended to June 30, 2028 upon all of the covenants, agreements, terms, provisions and conditions set forth in the Lease (as amended). For purposes of certainty, minimum rent during the Term (as extended) shall be as set forth in the Second Amendment.

2. **Tenant Renovations**. Tenant shall, at its sole and absolute cost, renovate the Premises pursuant to plans and specifications attached hereto as Exhibit A (the "Tenant Renovations"). Subject to Tenant's strict compliance with the terms and conditions of the Lease, Landlord consents to Tenant performing the Tenant Renovations.

3. **Conditional Tenant Rent Credit**. Notwithstanding the rent schedule identified in the Lease (as more particularly set forth in the Second Amendment), provided: (i) Tenant completes the Tenant Renovations and delivers the TI Certification (as defined below) to Landlord on or before July 31, 2024 (the "TI Deadline"), (ii) the cost to perform the Tenant Renovations exceed $250,000.00 (the "Minimum Renovation Cost"), (iii) Tenant is not otherwise in default of any of the terms and conditions of this Lease, and (iv) Tenant remains in strict compliance with the terms and conditions of this Lease during the TI Allowance (as defined below) period, Landlord will provide Tenant a tenant improvement allowance equal to $200,000.00 to be credited against Rent in twenty-four (24) monthly installments of $8,333.33 (the "TI Allowance") commencing on the month immediately succeeding the date Tenant provides Landlord written evidence, certified by an officer of Tenant (in substantially the form

[1] Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Lease.

attached hereto as Exhibit B, the "TI Certification"), that (among other things): (i) the cost to perform the Tenant Renovations exceeded the Minimum Renovation Cost, and (ii) all contractors, subcontractors, subsubcontractors, and materialmen who performed any of the Tenant Renovations or provided any materials for the Tenant Renovations have executed a written waiver of liens related to such work/material and have otherwise been paid in full for such work/materials. For purposes of certainty, if Tenant fails to complete the Tenant Renovations and deliver the TI Certification to Landlord on or before the TI Deadline or commits an Event of Default during the TI Allowance period, the TI Allowance shall be automatically and irrevocably be deemed null and void and Tenant shall not be entitled to any further TI Allowance.

4. **Landlord's Repair Work**. Landlord agrees to perform certain repairs to the Premises as set forth on Exhibit C attached hereto which repairs shall be completed at mutually convenient times while the Tenant is performing the Tenant Renovations.

5. **Right of First Refusal to Expand**.

(a) Right of First Refusal. During the Term, Tenant shall have the sole, exclusive and continuous and on-going right of first refusal (the "ROFR") with respect to space consisting of **4,632** leasable square feet located on the first floor of the Building, as such additional premises is generally outlined in yellow on the site plan attached hereto as Exhibit D (the "Refusal Space"), which ROFR shall be exercised as follows: when Landlord has negotiated a signed proposal for the leasing of the Refusal Space or a signed letter of intent from a prospective tenant interested in leasing the Refusal Space, within three (3) business days from the date of full execution thereof, Landlord shall forward a complete copy such signed proposal or letter of intent to Tenant (the "Negotiated Offer"). Additionally, if the Negotiated Offer states that the third party offer is for space that is greater than but includes the Refusal Space, then to exercise the ROFR, Tenant must lease the entire space identified in the Negotiated Offer and not just the Refusal Space. Tenant may exercise the ROFR and lease the Refusal Space, under the term and conditions set forth in the Negotiated Offer by providing Landlord with a written notice of exercise ("Notice of Exercise") within three (3) business days after the date of delivery of the Negotiated Offer (TIME IS OF THE ESSENCE), except that Tenant shall have no such ROFR and Landlord need not provide Tenant with the notice of the Negotiated Offer if:

(i) Tenant is in default of any of the terms and conditions of the Lease beyond any applicable notice and cure periods at the time that Landlord would otherwise deliver the Negotiated Offer;

(ii) Tenant has sublet more than 25% of the Premises to an entity or individual other than Tenant's parent corporation, any subsidiary of Tenant or any affiliate of Tenant at the time Landlord would otherwise deliver the Negotiated Offer;

(iii) the Lease has been assigned by Tenant prior to the date Landlord would otherwise deliver the Negotiated Offer; or

(iv) the Tenant and/or any subsidiary or affiliate of Tenant is not occupying at least 25% of the Premises on the date Landlord would otherwise deliver the Negotiated Offer.

If Tenant fails to timely deliver a Notice of Exercise to Landlord, it shall be conclusively determined that (A) Tenant has waived the ROFR, and (B) Tenant will have no further ROFR or other rights to the Refusal Space.

For purposes of certainty, Tenant only has a ROFR if the Refusal Space is vacant and available. Tenant does not have the ROFR upon the renewal or extension of an existing lease for the Refusal Space, even if the lease being extended or renewed does not contain an extension or renewal right.

(b) Terms for Refusal Space.

(i) The term for the Refusal Space shall commence upon the commencement date stated in the Negotiated Offer and thereupon such Refusal Space shall be considered a part of the Premises. All of the terms and conditions stated in the Negotiated Offer and in the Lease (to the extent the terms and conditions of the Lease do not conflict with the terms of the Negotiated Offer) shall govern and apply Tenant's leasing of the Refusal Space. Tenant shall pay minimum rent, Additional Rent for the Refusal Space in accordance with the terms and conditions of the Negotiated Offer and the Lease.

(ii) The Refusal Space (including improvements, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, subject to Landlord's requirement or obligation to complete all improvements and/or provide any tenant allowances contemplated in the Negotiated Offer.

(iii) If Tenant exercises its ROFR, Landlord and Tenant shall enter into an amendment (in a form and substance acceptable by Landlord) adding the Refusal Space to the Premises on the terms set forth in the Negotiated Offer and reflecting the changes in the minimum rent, Additional Rent (including adjustment of the Tenant's proportionate share), and other appropriate terms as set forth in the Negotiated Offer as reasonably determined by Landlord.

6. **Approval of Landlord's Lender.** This Fourth Amendment is conditioned upon Landlord's lender approving the terms of this Fourth Amendment. Landlord shall seek and use commercially reasonable efforts to obtain its lender's approval of this Fourth Amendment promptly after Landlord and Tenant execute this Fourth Amendment. For purposes of certainty, if Landlord's lender does not approve this Fourth Amendment, this Fourth Amendment shall be deemed null and void *ab initio* and of no force or effect.

7. **Tenant Acknowledgements/No Landlord Default**. Tenant acknowledges, agrees, represents and warrants that as of the date hereof: (i) Tenant has no claims against Landlord, (ii) Tenant is entitled to no present or future offset, defense, deduction, credit,

counterclaim, abatement, suspension or deduction against rent due under the Lease, (iii) there is no uncured default, event of default, or breach by Landlord under the Lease, (iv) Landlord has performed and is in compliance with all of its obligations under the Lease, and (v) Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease. Tenant further acknowledges, agrees and covenants that the coronavirus/COVID-19 pandemic and governmental restrictions imposed and other actions taken in response thereto is not a defense to Tenant's monetary and non-monetary obligations arising under the Lease, including Tenant's obligation to timely pay Rent, Additional Rent and/or any other monetary obligations arising under the Lease (nor does it permit Tenant to be released from the Lease) based on force majeure, inverse condemnation, frustration of purpose, impossibility of performance, or any other legal or equitable theories.

8. **Ratification of Lease**. Except as modified by this Fourth Amendment, no other changes or modifications to the Lease are intended or implied and the Lease is hereby specifically ratified, confirmed and continues to remain in full force and effect. **Tenant expressly ratifies, confirms and reaffirms the confession of judgment and waiver of jury trial provisions contained in the Lease.**

9. **References in the Lease**. Each reference in the Lease to the "Lease" shall mean the Lease as amended by this Fourth Amendment. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Lease.

10. **Counterparts**. This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original of this Fourth Amendment and all of which, taken together, shall be deemed to constitute one and the same instrument. No such counterpart need contain the signatures of all parties and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission, electronic mail in portable document format (.pdf) or any other electronic means, shall constitute effective execution and delivery of this Fourth Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto executed this Fourth Amendment as of the day and year first above written.

WITNESS / ATTEST: SADDLE LANE REALTY, LLC

By: */s/ David O. Brand*
David O. Brand, Sole Member

INTERPACE DIAGNOSTICS CORPORATION

By: */s/ Thomas W. Burnell*

Name: Thomas W. Burnell

Title: PRESIDENT & CEO